Exhibit 1.01

TransDigm Group Incorporated
Conflict Minerals Report
For the Reporting Period of January 1, 2017 to December 31, 2017

This Conflict Minerals Report (this “Report”) is filed as Exhibit 1.01 to the Specialized Disclosure Form on Form SD filed by TransDigm Group Incorporated and its affiliates with respect to calendar year 2017 as required by Exchange Act Rule 13p-1 and Item 1.01(c) of Form SD. Numerous terms in this Report are defined in Rule 13p-1 and Form SD and the reader is referred to those sources and to the 1934 Act Release No. 34-67716 (August 22, 2012) for such definitions.

1.	Company Overview
This Report is prepared by management of TransDigm Group Incorporated (“TD Group”). When used in this Report, the terms “we,” “us,” or “our” and the “Company” mean TD Group and its consolidated subsidiaries.
TD Group, through its wholly-owned subsidiary, TransDigm Inc., along with TransDigm Inc.’s direct and indirect wholly-owned operating subsidiaries (collectively, with TD Group, “TransDigm”), is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly every commercial and military aircraft in service today. TransDigm offers a broad range of proprietary aerospace components.
TransDigm’s major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seat belts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.
TransDigm is committed to complying with the requirements regarding the use of conflict minerals and their derivatives, including tin, tantalum, tungsten and gold which are commonly termed “3TG” (“Conflict Minerals”) under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the related rules issued by the U.S. Securities and Exchange Commission (“SEC”).

2.	Reasonable Country of Origin Inquiry and Due Diligence Process
The Company's due diligence framework has been designed to conform to the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for Conflict Minerals. This process contains the following five steps:
Step 1: Establish strong company management systems.
Step 2: Identify and assess risks in the supply chain.
Step 3: Design and implement a strategy to respond to identified risks.
Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.
Step 5: Report on supply chain due diligence.
Step 1: Establish strong company management systems.
TransDigm’s business is conducted through TransDigm Inc.’s operating divisions and wholly-owned subsidiaries (“Operating Units”). The Operating Units operate largely autonomously, each with a separate management team, and with separate product and component sourcing functions. Therefore, TransDigm decided that, with oversight from the TransDigm corporate office, each Operating Unit would conduct its own Conflict Minerals product content review and Reasonable Country of Origin Inquiry (“RCOI”).

Operating Units were informed of the TD Group’s Conflict Minerals policy, which is publicly available via the About Us section of the Company's website at www.transdigm.com/about-us/conflict-minerals/, and our SEC Conflict Minerals reporting obligations at various internal accounting and operations seminars. During the reporting period, TransDigm’s corporate office (i) continued to educate key employees regarding Conflict Minerals; (ii) maintained its internal training of the SEC Conflict Minerals rules and its requirements with Operating Unit personnel; and (iii) continued to respond to questions from our supplier base regarding Conflict Minerals. In addition, the Operating Units communicated with their supply base our Conflict Minerals policy, the requirements of the SEC Conflict Minerals rules and our expectation for compliance.
Step 2: Identify and assess risks in the supply chain.
Each Operating Unit was directed to analyze the products and components purchased by the Operating Unit in 2017 (and in prior years, as required, to the extent they may have been incorporated into products manufactured in 2017) to determine whether those products and components contained any Conflict Minerals necessary to the functionality or production of products manufactured by that Operating Unit. Operating Units periodically reported the results of their risk assessment to the TransDigm corporate office during the year.
Step 3: Design and implement a strategy to respond to identified risks.
For those purchased products or components that an Operating Unit determined to contain Conflict Minerals necessary to the functionality or production of products it manufactures, the Operating Unit was directed by TransDigm to conduct a RCOI with respect to such purchased products or components by contacting the suppliers thereof. Suppliers of products or components that did not contain Conflict Minerals necessary to the functionality or production of products were not contacted. Each Operating Unit’s RCOI consisted of requesting the relevant supplier to certify in writing whether the products or components supplied to it contained any Conflict Minerals and, if so, whether the identified Conflict Minerals originated from one of the covered countries. Suppliers were also requested, if applicable, to make requests for similar certifications to their suppliers for such products or components until appropriate certifications or other information could be readily obtained or determined.
Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.
We do not have direct relationships with smelters and refiners identified by our Operating Units’ suppliers as being in their supply chain, nor do we perform or direct audits of these entities within our Operating Units’ supply chain. Therefore, we rely upon industry efforts to influence smelters and refiners to be audited, and to provide compliant certification.
Step 5: Report on supply chain due diligence.
The Company’s Form SD and this Report are publicly available via the investor relations section of the Company’s website at www.transdigm.com.

3.	Results of Review
TransDigm’s supply chain is complex and the Company is many steps removed from the facilities used to process its necessary Conflict Minerals. For the reporting period, the Operating Units solicited approximately 4,200 suppliers to gather information regarding the existence of Conflict Minerals in the products sold to the Company as well as the origin of the Conflict Minerals. A large majority of our suppliers stated that either none of their products or components sold to TransDigm Operating Units contained Conflict Minerals that originated in any of the covered countries, or it was unknown or they could not, at the time of their responses, determine affirmatively that their products or components sold to TransDigm Operating Units contained Conflict Minerals that originated in any of the covered countries. One hundred fifty-five (155) of our suppliers have indicated that certain necessary conflict minerals originated from a covered country. As of the date of TransDigm’s submission of its Form SD and this Report, we have been unable to independently verify whether or not these suppliers’ necessary Conflict Minerals originated from conflict-free smelters (as certified by the Electronic Industry Citizenship Coalition).

4.	Additional Risk Mitigation
With respect to calendar year 2018 and later years, TransDigm intends to continue to take steps to further mitigate the risk that its necessary Conflict Minerals could benefit or finance armed groups including, but not limited to:

•	improving its RCOI and due diligence processes with its Operating Units;

•	continuing to engage suppliers to obtain current, accurate and complete information about the supply chain, smelters and refiners;

•	continuing to incorporate Conflict Minerals reporting obligations in its sourcing and purchasing agreements and purchasing terms and conditions; and

•
continuing to encourage suppliers to implement responsible sourcing and to request that their suppliers encourage smelters and refiners to obtain a “conflict free” designation from an independent third party auditor.

Forward-Looking Statements
Statements in this Report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties which could affect TD Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TD Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future geopolitical or worldwide events; cyber-security threats and natural disasters; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with our international sales and operations; and other risk factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TD Group’s Annual Report on Form 10-K and other reports that TD Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TD Group undertakes no obligation to revise or update the forward-looking statements contained in this Report.